Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Quarterly Common Dividend and Transition to Monthly Common Dividends Beginning in January 2026

Investor Relations Contact: Greg Seals, 404-439-3323

Atlanta – December 18, 2025 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) today announced that its Board of Directors declared a cash dividend of $0.36 per share of common stock for the fourth quarter of 2025. The dividend will be paid on January 23, 2026 to stockholders of record at the close of business on December 29, 2025, with an ex-dividend date of December 29, 2025.

In addition, the Company will change its common dividend declaration and payment frequency from quarterly to monthly beginning in the first quarter of 2026, with the first monthly common dividend declaration expected on January 15, 2026 and then monthly thereafter.

“We are pleased to announce an increase in our common stock dividend to $0.36 per share. The Company remains well positioned to benefit from the improved environment for Agency MBS, and the dividend increase reflects the strength of our investment portfolio, liquidity position and capital structure. Additionally, beginning in January 2026, we will transition from quarterly to monthly dividends, increasing the frequency of distributions to provide more timely and consistent income for our valued common stockholders,” said John Anzalone, Chief Executive Officer.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute "forward-looking statements" within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These forward-looking statements include those related to our intention and ability to pay dividends, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.